Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 26, 2016, with respect to the consolidated financial statements of S&D Coffee Holding Company included in the Current Report on Form 8-K/A of Cott Corporation as of October 14, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Cott Corporation on Forms S-3 (File No. 333-204450 and File No. 333-204287) and on Forms S-8 (File No. 333-204286, File No. 333-204285, File No. 333-188735, File No. 333-108128 and File No. 333-166507).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

October 14, 2016